Exhibit 10.1

HOME OFFICE
AGREEMENT OF LEASE

This is an Agreement of Lease (the "Lease") dated April 28, 2017 between ERIE INSURANCE EXCHANGE ("Landlord"), a reciprocal insurance exchange organized under the laws of Pennsylvania with principal offices and place of business at 100 Erie Insurance Place, Erie, PA 16530, acting by and through its attorney-in-fact, ERIE INDEMNITY COMPANY; and ERIE INDEMNITY COMPANY ("Tenant"), a Pennsylvania business corporation, with its principal offices and place of business also at 100 Erie Insurance Place, Erie, PA 16530.
BACKGROUND

Landlord and Tenant are parties to the Lease Agreement dated January 1, 2011 (the "Prior Lease") with respect to the real properties and improvements which are owned by Landlord and leased to Tenant, which are commonly known as Erie Insurance Exchange Home Office and Home Office Campus (collectively, the "Property").
The Property is used or occupied by Tenant, for itself or for the benefit of Landlord, and Erie Family Life ("EFL"), a wholly owned subsidiary of Landlord. "Leased Premises" means those portions of the Property actually under use or occupancy by Tenant, for itself or for the benefit of Landlord and EFL as determined monthly. Appendix A sets forth the buildings and their respective size for Base Rent and other calculation purposes ("Buildings"), and Appendix B sets forth parking garages and parking lots ("Parking") that constitute the Property of which the Leased Premises is a part.
The parties have determined to: (a) memorialize the basis for calculating, allocating, and providing for the payment of “Base Rent”, "Operating Expenses", and “Leasehold Improvements”; and (b) comply with the rules and procedural requirements for insurance holding company systems as set forth in Pennsylvania Code Title 31, "Insurance," Chapter 25.
Therefore, intending to be legally bound hereby, the parties agree as follows:
1.PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Premises.
2.SUPPLEMENTS OR AMENDMENTS. The parties agree to supplement this Lease as new or additional properties are either acquired or constructed and made subject to, or are removed from the terms of this Lease (e.g., by consent of the parties, condemnation or casualty loss). Supplement(s) to the Lease will be made as frequently as circumstances and applicable law may require and on terms mutually agreeable to the Landlord and Tenant. Amendments to this Lease may be made at any time the parties so agree.

3.TERM & HOLDOVER.
A.    TERM. This Lease will be effective January 1, 2017, and the term shall end on the 31st day of December, 2021, unless both Landlord and Tenant agree to an earlier termination.
B.    HOLDOVER. If Tenant holds over and continues in possession of the Leased Premises after expiration of the term of this Lease, Tenant will be occupying the Leased Premises on a month-to-month tenancy basis, subject to all of the other terms and conditions of this Lease.
4.BASE RENT. Tenant will pay Base Rent which shall be calculated monthly and payable in arrears.
A.    BUILDINGS. Base Rent for Buildings shall be $8.50 per square foot per year of above ground space, and $4.25 per square foot per year of below ground space. The Base Rent will increase 1% per year using 2017 as the base year.
B.    PARKING. Base Rent for parking in surface lots will be included within Base Rent. However, Base Rent for parking within the Holland Street, French Street and 8th Street Garages will be $720.00 per parking space per year. The Base Rent will increase 1% per year using 2017 as the base year.
C.    ALLOCATION. Base Rent between Tenant, Landlord, and EFL shall be allocated monthly based on the square footage occupied by or for the benefit of each party, in accordance with the responsibilities of the parties as set forth by the Subscribers’ Agreement (Appendix C) and the Erie Family Life Services Agreement ("EFL Services Agreement") (Appendix D). Base Rent for Parking between Tenant, Landlord, and EFL shall be allocated monthly based on the number of Home Office personnel employed by or for the benefit of each party, in accordance with the responsibilities of the parties as set forth by the Subscribers’ Agreement and the EFL Services Agreement.
D.    PAYMENT. Base Rent payments are due within thirty (30) days of the end of each month.
5.OPERATING EXPENSES.
A.    OPERATING EXPENSE. Subject to reimbursement allocations set forth in Section 5B. below, Tenant shall pay all "Operating Expenses" of any sort related or incident to the Leased Premises. "Operating Expenses" means and includes all expenses associated with respect to the ownership, use and enjoyment, maintenance, replacements and operation of the Property of any sort whatsoever, known or unknown, presently existing or arising hereafter, including, but not limited to, the following: maintenance, repair and replacement costs; electricity, fuel, water, sewer, gas, and other utility or essential service charges; security, window washing and janitorial services; trash and snow removal; landscaping and pest control, wages, benefits, and other operating expenses related to employees whose duties are directly connected with the operation and maintenance of the Leased Premises or related facilities; all services, supplies, repairs, replacement or other expenses for maintaining and operating the building(s) including parking and common and other areas within the Property; cost(s), including interest, amortized over the useful life of any capital improvement made to the building(s) by Landlord and related charges during the term of or in connection with this Lease which is required under any governmental law or regulation over its useful life; the installation of any devise or other equipment which improves the operating efficiency of any system within the Leased Premises and thereby reduces operating expenses; all other expenses and which would generally be regarded as operating and maintenance expenses which would reasonably be amortized over a period not to exceed five (5) years; all real property taxes and installments of special assessments; and all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, with respect to the Building(s) and the Property. The term "Operating Expenses" does not include the following: repairs, restoration or other work occasioned by fire, wind, the elements or other casualty for which insurance proceeds are received or any depreciation allowance or similar expense.
B.    ALLOCATION. The actual Operating Expenses shall be allocated monthly among the Tenant, Landlord, and EFL based on the square footage occupied by or for the benefit of each party, based upon their respective responsibilities as set forth in the Subscriber's Agreement and the EFL Services Agreement.
6.LEASEHOLD IMPROVEMENTS.
A.    LEASEHOLD IMPROVEMENTS. Subject to reimbursement allocations set forth in Section 6B. below, Tenant will make and pay for all acquisitions, alterations, additions, or other Leasehold Improvements to or of the Leased Premises.
B.    ALLOCATION. The actual Leasehold Improvement expenses shall be allocated monthly among the Tenant, Landlord, and EFL based on the square footage occupied by or for the benefit of each party, based upon their respective responsibilities as set forth in the Subscriber’s Agreement and the EFL Services Agreement.
7.    BOOKS AND RECORDS; Chapter 25 Matters. Landlord shall maintain oversight for functions provided to Landlord by Tenant, and Landlord shall monitor services annually for quality assurance. All books and records relating to the acquisition, ownership, use, maintenance of the Leased Premises and other accounting functions under the Lease shall be maintained in books and records developed or maintained in accordance with the terms of this Lease. The books and records will be the exclusive property of the Landlord, and regardless of the actual possession thereof, shall be held for the benefit of Landlord and subject to the control of the Landlord. This Lease may not be terminated without cause, but may be terminated for cause as provided for, or as a result of the process and procedures set forth, in Section 15 of this Lease. Tenant shall have the right to access and copy the books and records.
In the event Landlord is placed in receivership or seized by the Insurance Commissioner of the Commonwealth of Pennsylvania ("Commissioner") under Article V of the Insurance Department Act of 1921:

A.The rights of the Landlord under this Agreement will extend to the receiver or Commissioner;
B.The books and records will be made immediately available to the receiver or Commissioner upon request. The Tenant does not have an automatic right to terminate this Lease in the event of such a receivership. Tenant will continue to maintain the books and records, systems, programs and the like notwithstanding a seizure by the Commissioner, and Tenant will make all such systems, programs and infrastructure available to the receiver for as long as the lease remains in effect.
C.This Lease, and all accounting practices and procedures employed by the parties in connection with this Lease, shall be in compliance with the NAIC Accounting Practices and Procedures Manual.
D.Landlord shall not advance any funds to Tenant except to pay for services defined in this Lease.
8.INSURANCE.
A.    PROPERTY INSURANCE. At all times during the Lease Term, Tenant shall cause the Leased Premises to be fully and adequately insured with a customary policy of fire and extended coverage insurance (including flood insurance if and to the extent that the Leased Premises or any portion thereof is in a designated flood plain, vandalism, malicious mischief and special extended perils or all-risk) in an amount not less than the full replacement cost of the Leased Premises. Such insurance policy shall name Tenant as insured and Landlord as an additional insured, as their interests may appear, with loss payable to Landlord. Tenant shall furnish Landlord with reasonable evidence that Tenant has effected coverage for the replacement cost of the Leased Premises.
B.    COMMERCIAL GENERAL LIABILITY INSURANCE.  At all times during the Lease Term, Tenant shall maintain in full force and effect a Commercial General Liability insurance policy in the amount of $5,000,000 covering bodily injury and property damage occurring as a result of the negligence of the Tenant.  Such insurance policy shall name the Landlord (and Landlord’s property manager, if any) as additional insured(s).
C.    CERTIFICATES. Tenant shall, upon request, provide Landlord with adequate evidence of the continued existence of applicable insurance coverage by certificate(s) of insurance.
9.DAMAGE, DESTRUCTION OR CONDEMNATION.

A.    TOTAL LOSS. If the Leased Premises (or portion(s) thereof) are totally taken or destroyed by fire, flood, or other casualty not the fault of Tenant or any person in or about the Leased Premises with the express or implied consent of Tenant, or if the Leased Premises should be so damaged by such a cause that rebuilding or repairs cannot be completed within 180 working days from the date of commencement of the rebuilding or repairs, this Lease shall terminate as to such portions, and Base Rent and other amounts payable hereunder shall be abated for the portion(s) for the remaining term, unless the parties otherwise agree.

B.    PARTIAL LOSS. If the Leased Premises (or portion(s) thereof) are partially taken or damaged by fire, flood, or other casualty not the fault of Tenant or any person in or about the Leased Premises with the express or implied consent of Tenant, but to the extent that rebuilding or repairs can reasonably be completed in 180 working days or less from the date of the commencement of the rebuilding or repairs, this Lease shall not be terminated except as provided in Subparagraphs (i) and (ii).

i.
If the partial loss of the portion(s) of the Leased Premises occurs prior to the final six months of the Lease term, Landlord shall, at its sole cost and risk, proceed immediately to rebuild or repair the damaged buildings and improvements to substantially the condition in which they existed prior to such damage. If the portion(s) of the Leased Premises are untenantable in whole or in part following such loss, the Base Rent and other amounts payable during the period in which they are untenantable shall be adjusted equitably. In the event that Landlord should fail to complete such rebuilding or repairs or provide reasonable substitute accommodations, Tenant may terminate this Lease by written notification to Landlord. On such notification, all rights and obligations under this Lease shall cease.

ii.
If partial taking or destruction of the portion(s) of the Leased Premises occurs in the final six months of any leased term, Landlord need not rebuild or repair the Leased Premises. If Landlord elects not to rebuild or repair the Leased Premises and the Leased Premises are untenantable in whole or in part following such damage, Tenant may elect to terminate the Lease or to continue the Lease with the Base Rent and other amounts payable for the remainder of the Lease period adjusted equitably.

C.    LANDLORD'S DAMAGES. In the event of any condemnation or taking, whether whole or partial, the Tenant shall not be entitled to any part of the award, except as provided below. Tenant hereby expressly waives any right or claim to any part of such amount and assigns to Landlord any such right or claim to which Tenant might become entitled, except as provided below.

D.    TENANT'S DAMAGES. Although all damages in the event of any condemnation or loss are to belong to the Landlord, Tenant shall have the right, to the extent that it shall not diminish the Landlord's award, to claim and recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant under the Eminent Domain Code in Tenant's own right for or on account of, and limited solely to, any cost to which Tenant might incur in removing Tenant's furniture, fixtures, leasehold improvements, and equipment.

10.INDEMNITY. Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, demands, damages, costs, and expenses, including all attorneys' fees and associated costs, arising from the conduct or management of Tenant's business on the Leased Premises, Tenant's use of the Leased Premises, Tenant's presence in the Building(s), the Leased Premises, or on the Property, or from any breach on the part of Tenant of any conditions of this Lease, or from any act or negligence or willful misconduct of Tenant, its officers, agents, contractors, employees, sublessees, or invitees in or about the Leased Premises, any Building, or the Property, except to the extent caused by Landlord’s or its officers’, agents’, contractors’, employees’, sublessees’, or invitees’ gross negligence or willful misconduct. In case of any action or proceeding brought against Landlord by reason of any such claim, Tenant agrees to defend the action or proceeding, using counsel acceptable to Landlord.

11.RIGHT OF ENTRY. Upon prior notice, Landlord and persons authorized by Landlord shall have the right to enter the Leased Premises at all reasonable times to inspect, perform maintenance, do repairs and show the Leased Premises to prospective tenants and purchasers.
12.SUBLETTING AND ASSIGNMENTS. Landlord gives consent to the Tenant to sublease to EFL. Tenant shall not assign this Lease or enter into any other sublease agreement without the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned. Any attempted assignment or sublease by Tenant without the prior written consent of Landlord is a violation of this Lease and shall be void. If Landlord shall consent to an assignment or sublease, any consent shall not be considered to be a consent to any other assignment or sublease.
13.SUBORDINATION. This Lease is subordinate to any and all mortgages and security interests that are presently on the Property, or that in the future may be on the property of which the Leased Premises or any portion of it is a part. Landlord and Tenant agree to execute and deliver reasonable estoppel certificates; subordination, non-disturbance and attornment agreements; or such other agreements as the other party may reasonably request.
14.REMEDIES. If Tenant fails to pay Base Rent or any other charges when due, or if Tenant violates any other terms, conditions, rules or regulations in this Lease, Landlord may take any or all of the following actions, after giving Tenant fifteen (15) days prior written notice of default which remains uncured:
A.terminate this Lease;
B.sue Tenant in court to recover possession of the Leased Premises;
C.sue Tenant to recover the whole balance of the Base Rent and other charges owed for the remaining Lease term; and
D.sue Tenant for all damages resulting from Tenant's violation of any terms, conditions, rules or regulations in this Lease.

Landlord may seek one or more than one remedy contained in this Lease. Landlord's taking of any action against Tenant shall not prevent Landlord from taking other and additional actions against Tenant.
Landlord's failure to enforce any term, condition, rule or regulation shall not prevent Landlord from enforcing the term, condition, rule or regulation at a later time.
15.MISCELLANEOUS:
(A)This Lease: (i) contains the entire agreement between the parties and no promise, representation, warranty, covenant, agreement, or understanding not specifically set forth in this Lease shall be binding upon either party; (ii) may not be amended, modified, or supplemented in any manner (including adding additional properties to the Leased Premises) except in writing signed by the parties; (iii) shall be construed and governed under the laws of the Commonwealth of Pennsylvania; (iv) shall not be construed more stringently in favor of one party against the other regardless of which party has prepared it; (v) shall be binding upon, and inure to the benefit of, the parties and their respective successors, and permitted assigns; (vi) shall not be binding until this Lease shall be executed and delivered by the parties, to each other; and (vii) may be executed in counterparts, each of which shall be deemed an original, but which all together constitute the same instrument.
(B)Any person executing this Lease represents and warrants that such person is authorized to execute and deliver this Lease on behalf of the entity.
(C)The failure of either party to insist upon strict performance of any provision of this Lease shall not be deemed a waiver of any rights or remedies at any other time.
(D)The exhibits attached hereto are incorporated herein by this reference.
(E)In the event of any conflict between this Lease and an exhibit, the exhibit shall control.
(F)Headings are for convenience only and are not a part of this Lease.
(G)The invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of the remainder of this Lease.
(H)The parties agree to obtain, execute, deliver, and file such additional documents, instruments, and consents as may be reasonably requested by either party, at the sole cost and expense of the requesting party, in order to fully effectuate the terms and conditions of this Lease.
(I)Tenant will use the Leased Premises solely as a business office in compliance with all applicable laws and Landlord's business requirements.

(J)At the termination of this Lease, Tenant shall deliver the Leased Premises in as good a condition and state of repair as at the time of delivery of possession to Tenant, reasonable wear and tear excepted.
(K)Neither Tenant nor EFL shall make any alterations, additions, or improvements to the Leased Premises without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed. Such alterations and improvements will become Landlord's property at the end of the Lease. All such work must be done in accordance with all applicable laws, rules and regulations, and with best practices.
(L)The terms and provisions of this Lease shall remain confidential between the parties, except for the recording of any memorandum of lease or an SNDA, or to the extent any disclosure is otherwise required by law (e.g., filing with the Commonwealth of Pennsylvania Insurance Department).
(M)The parties agree that timely payment and performance of their respective obligations under this Lease are of the essence of this Lease.
(N)Tenant, upon paying the Base Rent herein provided for and observing and keeping all covenants and conditions of this Lease, shall quietly have and enjoy the Leased Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord.
(O)Neither party shall be held responsible for any failures or delays in connection with the performance of their obligations under this Lease where such failures or delays are due to inclement weather, delays due to governmental regulations, acts of God, labor disputes, strikes, or other causes beyond the parties' control. In the event of any such occurrence, the time for performance or completion of the obligations contained herein shall be extended accordingly.
(P)Neither Party will be liable to the other for special, consequential, incidental, exemplary or punitive damages for a breach of this agreement, regardless of whether those damages are claimed under contract, warranty, indemnity, tort or any other theory at law or in equity.

[Continues with signatures on next page.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.
LANDLORD:

ERIE INSURANCE EXCHANGE, a reciprocal insurance exchange organized under the laws of Pennsylvania with principal offices and place of business at 100 Erie Insurance Place, Erie, PA 16530, acting by and through its attorney-in-fact, ERIE INDEMNITY COMPANY

By /s/ Gregory J. Gutting_________________
Gregory J. Gutting
Executive Vice President

TENANT:

ERIE INDEMNITY COMPANY, a Pennsylvania business corporation, with its principal offices and place of business at 100 Erie Insurance Place, Erie, PA 16530

By /s/ Sean J. McLaughlin_________________
Sean J. McLaughlin
Executive Vice President

1511675v1

Appendix A

Buildings

NAME	LOCATION:	SIZE: ABOVE/BELOW GROUND

H.O. Hirt Building	100 Erie Insurance Place Erie, PA 16530	93,044 / 28,217

F.W. Hirt-Perry Square Building	100 Erie Insurance Place Erie, PA 16530	164,201 / 40,432

Petersen Center	100 Erie Insurance Place Erie, PA 16530	30,719 / n/a

Holland Street Building	100 Erie Insurance Place Erie, PA 16530	66,099 / 27,364

Lafayette Place	400 French Street Erie, PA 16507	17,053 / 5,530

Gideon Ball House	135 East 6th Street Erie, PA 16501	8,742 / n/a

Armory	360 East 6th Street Erie, PA 16507	21,722 / 15,349

C.F. Adams/ Heritage Center	101 East 6th Street Erie, PA 16501	6,036 / 4,325

O’Donnell House	410 French Street Erie, PA 16507	763 / 763

French Street Ramp/ Mail Facility (1983)		11,760 / 37,646

Appendix B

Parking

PARKING GARAGES

SITE:	ADDRESS:	PARKING SPACES:

Holland Street	210 East 6th Street, Erie, PA 16507	740
French Street	132-134 East 5th Street, Erie, PA 16507	428
8th Street124	East 8th Street, Erie, PA 16501	1,000

PARKING LOTS

SITE:	ADDRESS:

5th Street Lot	228-230 East 5th Street, Erie, PA 16507
5th Street Lot	232 East 5th Street, Erie, PA 16507
5th Street Lot	236 East 5th Street, Erie, PA 16507
5th Street Lot	242 East 5th Street, Erie, PA 16507

St. Pat's Parking Lot Expansion	226 East 5th Street, Erie, PA 16507
St. Pat's Parking Lot Expansion	223-225 East 4th Street, Erie, PA 16507
St. Pat's Parking Lot Expansion	231 East 4th Street, Erie, PA 16507
St. Pat's Parking Lot Expansion	217 East 4th Street, Erie, PA 16507

Holland Street Lots	205 East 4th Street, Erie, PA 16507

North Park Row	8-10 North Park Row, Erie, PA 16501

Appendix C

Subscribers’ Agreement

ERIE INSURANCE EXCHANGE
(A Reciprocal/Inter-Insurance Exchange)
Home Office
100 Erie Insurance Place • Erie PA 16530

ERIE INSURANCE EXCHANGE (“ERIE”) was organized in 1925 as a Reciprocal or Inter-Insurance Exchange under the Insurance Laws of Pennsylvania. An Exchange is one of four plans of insurance in use today, and it is the only one started in America. Other plans are Stock, Mutual and Lloyds.
An Exchange, such as ERIE, has no stockholders. It is based on the mutual or cooperative principle of protecting its Policyholders, called Subscribers, at the lowest possible cost. Technically, an Exchange is a place at which the Subscribers exchange contracts of insurance with each other. To avoid the need for all Subscribers to be involved in every exchange, a manager, called the Attorney-in-Fact, is appointed by each Subscriber. The Attorney-in-Fact also manages ERIE’s business for the Subscribers. This includes collecting premiums, issuing policies and providing service. At ERIE, the Attorney-in-Fact is ERIE INDEMNITY COMPANY, a Pennsylvania corporation.
The Attorney-in-Fact is appointed through the Subscriber’s Agreement. That Agreement includes a limited power of attorney which authorizes the Attorney-in-Fact to act on behalf of the Subscriber. This authority applies only to the Subscriber’s insurance business at the Exchange. It is limited strictly to the subjects described in that Agreement. An “X-tra Protection” feature in ERIE’s Agreement limits the amount that can be used for the cost of doing business. Stock, Mutual, and Lloyds companies have no such contractual limit on their expenses.
ERIE policies are “non-assessable.” In other words, an ERIE Subscriber is liable for just the policy premiums charged, and is not subject to any other liability under the policy.
An insurance policy applied for at an Exchange cannot become effective without a signed Subscriber’s Agreement. It is required, therefore, that each person applying for insurance at ERIE sign that Agreement.
Thank you for your interest in becoming a Subscriber at ERIE INSURANCE EXCHANGE, a member of the ERIE INSURANCE GROUP.

/s/ Timothy G. NeCastro
President and
Chief Executive Officer

ERIE INSURANCE EXCHANGE • 100 ERIE INSURANCE PLACE • ERIE, PA 16530
SUBSCRIBER’S AGREEMENT
The Subscriber (“you” or “your”) agrees with the other Subscribers at ERIE INSURANCE EXCHANGE (“ERIE”), a Reciprocal/Inter-Insurance Exchange, and with their Attorney-in-Fact, the Erie Indemnity Company (“we” or “us”), a Pennsylvania corporation with its Home Office in Erie, Pennsylvania, to the following:

1.	You agree to pay your policy premiums and to exchange with other ERIE Subscribers policies providing insurance for any insured loss as stated in those policies.

2.
You appoint us as Attorney-in-Fact with the power to: a) exchange policies with other ERIE Subscribers; b) take any action necessary for the exchange of such policies; c) issue, change, nonrenew or cancel policies; d) obtain reinsurance; e) collect premiums; f) invest and reinvest funds; g) receive notices and proofs of loss; h) appear for, compromise, prosecute, defend, adjust and settle losses and claims under your policies; i) accept service of process on behalf of ERIE as insurer; and j) manage and conduct the business and affairs of ERIE, its affiliates and subsidiaries. This power of attorney is limited to the purposes described in this Agreement.

3.
You agree that as compensation for us: a) becoming and acting as Attorney-in-Fact; b) managing the business and affairs of ERIE; and c) paying general administrative expenses, including sales commissions, salaries and employee benefits, taxes, rent, depreciation, supplies and data processing, we may retain up to 25% of all premiums written or assumed by ERIE. The rest of the premiums will be used for losses, loss adjustment expenses, investment expenses, damages, legal expenses, court costs, taxes, assessments, licenses, fees, and any other governmental fines and charges, establishment of reserves and surplus, and reinsurance, and may be used for dividends and other purposes we decide are to the advantage of Subscribers.

4.	You agree that this Agreement, including the power of attorney, shall have application to all insurance policies for which you apply at ERIE, including changes in any of your coverages.

5.	You agree to sign and deliver to us all papers required to carry out this Agreement.

6.	This Agreement, including the power of attorney, shall not be affected by your subsequent disability or incapacity.

7.	This Agreement is and shall be binding upon you, us, and all executors, administrators, successors and assigns.
(Subscriber’s Agreement language updated 1996.)

Subscriber’s
Date____________________________        Signature______________________________________

Policy No.                    Print
(if available)______________________        Subscriber’s name_______________________________

Title__________________________________________

Appendix D

EFL Services Agreement

This SERVICES AGREEMENT (“Agreement”), effective as of March 31, 2011 (“Effective Date”), is made by and between ERIE FAMILY LIFE INSURANCE COMPANY, a Pennsylvania stock life insurance corporation (“the Company”), and ERIE INDEMNITY COMPANY, a Pennsylvania stock business corporation (“Administrator”).

Recitals

A.     The Company and Administrator are parties to a Service Agreement dated June 21, 1993, effective January 1, 1993, under which Administrator has provided the Company with a broad range of management services (“1993 Agreement”).

B.     Administrator provides Erie Insurance Exchange, a Pennsylvania reciprocal inter-insurance exchange (“Exchange”) which is the owner of 100% of the Company’s issued and outstanding voting securities, with all management services pursuant to a Subscriber’s Agreement with power of attorney executed by each Subscriber (policyholder) at the Exchange, and has provided the same kind and quality of management services to the Company under the 1993 Agreement.

C.     The Company and Administrator wish to terminate the 1993 Agreement as of the Effective Date of this Agreement and replace it with this Agreement.

D.     It is intended that Administrator continue to provide the Company under this Agreement with the same kind and quality of management services that it currently provides to the Exchange and has provided to the Company under the 1993 Agreement.

E.     This Agreement sets forth the terms and conditions pursuant to which Administrator will provide the Company with the Services described herein from and after the Effective Date.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the adequacy and sufficiency of which are hereby acknowledged by each party, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I: Appointment and Undertaking to Serve

1.1. Appointment and Undertaking. The Company hereby engages and appoints Administrator to provide the services described at Section 1.2 (“Services”), and Administrator hereby undertakes and agrees to provide the Services, under and in accordance with the terms and conditions of this Agreement.

1.2. The Services. Administrator will provide all necessary and appropriate management services to the Company, including but not limited to the following services: issuing, changing, nonrenewing or cancelling life insurance policies and annuity contracts; obtaining reinsurance; collecting premiums; receiving notices and proofs of loss; appearing for, compromising, prosecuting, defending, adjusting and settling losses and claims under the policies and contracts; accepting service of process on behalf of the Company; investing its funds; managing all third party contracts entered into by the Company; and generally managing and conducting the 1.3. business and affairs of the Company as presently structured and as may be structured in the future.

1.4. Standards and Guidelines. All the underwriting, claims, and investment services provided to the Company will be based upon the written criteria, standards and guidelines of the Company. The Company will have the ultimate and final authority over decisions and policies, including but not be limited to the acceptance, rejection or canceling of risks, the payment or non-payment of claims, and the purchase and sale of securities.

1.5. Reserved Authority. Notwithstanding any other provisions of this Agreement, it is understood that the business and affairs of the Company shall be managed by its Board of Directors, and, to the extent delegated by such Board, by its appropriately designated officers. The Board of Directors and officers of Administrator shall not have any management prerogatives with respect to the business affairs and operation of the Company.

ARTICLE II: Compensation

2.1. Cost-Based Reimbursement. Administrator shall be compensated by the Company for the Services provided under this Agreement on the basis of Administrator’s fully allocated costs of providing the Services (including all associated direct and indirect costs, overheads and administrative and general cost allocations). The allocation method for shared expenses (facilities, equipment, personnel, computers, etc.) shall be consistent with the provisions of New York Regulation 30 (11 NYCRR 105, 109) as the same may be in effect from time to time, notwithstanding that the Company may not be licensed in the State of New York.

2.2. Investment Expenses. In addition to paying Administrator the amounts required by Section 2.1, the Company also will fully reimburse the Administrator on an actual cost basis for all third-party and other out-of-pocket investment expenses and fees incurred by Administrator on behalf of the Company.

2.3. Payment. The Company will pay amounts due under this Article II on a monthly basis no later than thirty (30) calendar days after the end of the month in which the costs were incurred.

ARTICLE III: Books and Records; Other Assets

3.1 Books and Records. Administrator shall keep sufficient records for the express purpose of recording therein the nature and details of the Services and transactions performed for the Company pursuant to this Agreement (“Books and Records”). All Books and Records kept by Administrator that pertain to the Services performed by Administrator shall be jointly owned by

Administrator and the Company, and such Books and Records shall be maintained in a fiduciary capacity for the Company. The Company shall have the right to examine, audit and copy, at the offices of Administrator at all reasonable times, all Books and Records of Administrator relating to any business which is the subject of this Agreement. This right shall survive termination of this Agreement and shall continue so long as either party has any rights or obligations under this Agreement.

3.2. Other Assets. The parties agree that any computer software, marketing programs and business methods that (i) are peculiar to the life insurance and/or annuity business, and (ii) are developed by Administrator during the term hereof, whether under this Agreement or otherwise, in order to provide the Services (collectively, “Other Assets”), shall be owned jointly by Administrator and the Company, and each party shall have a royalty-free, perpetual license or other form of ownership interest in such asset following the termination of this Agreement.

3.3. Cooperation. Upon termination or nonrenewal of this Agreement, Administrator shall cooperate with the Company on a best efforts basis to transfer the Services, the Books and Records and the Other Assets to the Company or to such successor service providers as may be designated by the Company in order that the Company may continue its normal business operations on an uninterrupted basis.

ARTICLE IV: Term and Termination

4.1. Term. This Agreement shall have an initial term commencing on April 1, 2011 and ending April 30, 2013 (“Initial Term”). This Agreement shall renew from year-to-year thereafter for successive one-year renewal terms unless either party provides the other with written notice of non-renewal not less than one hundred and twenty (120) calendar days prior to expiration of the then current term.

4.2. Termination. This Agreement shall be terminable as follows:

4.2.1. By written agreement of the parties.

4.2.2. By either party at any time for cause. A termination “for cause” shall be based on (i) the counterparty’s material breach of a material term of this Agreement which remains uncured for thirty (30) calendar days after written notice thereof by the non-breaching party; or (ii) fraud, willful misconduct or gross negligence in connection with the counterparty’s performance under this Agreement.

4.2.3. By giving written notice of termination to the counterparty if the counterparty (i) is placed under supervision or in rehabilitation or liquidation by a regulatory authority; (ii) is made the subject of voluntary or involuntary bankruptcy proceedings; (iii) has a receiver of its assets or property appointed by a court of competent jurisdiction; (iv) makes a general assignment for the benefit of creditors; or (v) institutes (or suffers to be instituted and not dismissed within sixty (60) calendar days) any proceeding for its conservation or for the reorganization or arrangement of its affairs.

4.2.4. By the Company at any time on not less than one-hundred-eighty (180) calendar days’ prior written notice, provided that no termination shall be effective between December 1st and April 30th of the following year in order to provide for an orderly reporting of the Company’s financial results for the fiscal year ending during that period.

4.3. Termination of 1993 Agreement. The 1993 Agreement shall terminate upon the Effective Date of this Agreement; provided, however, that the parties shall continue to apply the terms of the 1993 Agreement to any services, work, transactions or other matters that were performed, completed or otherwise occurred during the term of the 1993 Agreement and any disputes related thereto. This Agreement shall not be effective as a release, waiver or discharge of the parties’ respective rights and liabilities for any services, work, transactions or other matters that were subject to the 1993 Agreement in the period prior to the Effective Date.

ARTICLE V: Indemnification

5.1. Of Administrator. The Company shall indemnify and hold harmless Administrator and its officers, directors, employees, common-law agents and representatives of, from and against any and all claims, damages, losses, costs, expenses, demands, lawsuits and other liabilities, however described or denominated (collectively, “Losses”) based upon or arising out of (i) any material breach by the Company of, or any material failure by the Company to perform, any of the material terms or conditions of, or any material duties or obligations of the Company under, this Agreement; (ii) any grossly negligent act, error or omission, and any intentional or wrongful conduct or bad faith of the Company in respect of the work or transactions contemplated by this Agreement; or (iii) enforcement of this indemnity.

5.2. Of the Company. Administrator shall indemnify and hold harmless the Company and its officers, directors, employees, common-law agents and representatives of, from and against any and all Losses based upon or arising out of (i) any material breach by Administrator of, or any material failure by Administrator to perform, any of the material terms or conditions of, or any material duties or obligations of Administrator under, this Agreement; (ii) any grossly negligent act, error or omission, and any intentional or wrongful conduct or bad faith of Administrator in respect of the work or transactions contemplated by this Agreement; or (iii) enforcement of this indemnity.

ARTICLE VI: Disclaimer; Limitation of Liability

6.1. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ADMINISTRATOR MAKES NO WARRANTY REGARDING THE SERVICES TO BE PROVIDED OR THE WORK TO BE CONDUCTED UNDER THIS AGREEMENT, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

6.2. TO THE FULLEST EXTENT PERMITTED BY LAW, ADMINISTRATOR HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.3. EXCEPT FOR DAMAGES SOUGHT ON, UNDER OR IN CONNECTION WITH CLAIMS OF OR BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS DUE UNDER ARTICLE V, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES, INCLUDING LOST REVENUES OR LOST PROFITS, WHETHER OR NOT THE COUNTERPARTY WAS EVER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VII: Arbitration

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration before a panel of three arbitrators, all of whom shall be active or retired disinterested officers of life insurance companies. One arbitrator shall be chosen by Administrator, one shall be chosen by the Company, and the third, an umpire, shall be chosen by the other two arbitrators before they enter upon arbitration. In the event of either party refusing or neglecting to appoint an arbitrator within ninety (90) calendar days after the other party requests it to do so, or if the arbitrators fail to appoint an umpire within sixty (60) calendar days after they have accepted their appointments, such arbitrator or umpire, as the case may be, shall, upon the application of any party, be appointed by the American Arbitration Association and the arbitrators and the umpire shall thereupon proceed. The arbitrators shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the majority of the three arbitrators shall be final and binding on the parties. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the expenses of the umpire and of the arbitration. Any such arbitration shall take place in Erie, Pennsylvania, or such other place as may be mutually agreed by the parties hereto.

ARTICLE VIII: Miscellaneous

8.1. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective successors and permitted assigns; provided, however, that neither party shall assign, delegate, transfer or otherwise dispose of any interest, right or obligation arising hereunder without the prior written consent of the other, it being understood that the Administrator shall have full authority to manage all third party contracts entered into by the Company from time to time.

8.2. Independent Contractors. This Agreement is not a contract of employment and nothing contained herein shall be construed to create the relationship of employer and employee between the Company and Administrator. It is the express intent of the parties that Administrator shall be considered an independent contractor to the Company for all purposes.

8.3. Confidential Information. During the course of performance under this Agreement, Administrator and its agents, employees and representatives may obtain or have access to certain confidential information of the Company including, without limitation, names, ages, addresses and other nonpublic personal and financial information of policyholders, claimants and annuitants, the identity and production of the Company’s distribution network and its Agents and Producers, the identity and types of insurance and annuities purchased by insureds and annuitants, the pricing models for insurance policies and annuity contracts, and the underwriting experience of the insureds (collectively, “Confidential Information”). Administrator covenants as follows with respect to such Confidential Information:

8.3.1. Administrator will maintain Confidential Information on a strictly confidential basis and will permit its disclosure to only those agents, employees and representatives of Administrator who require such for purposes of Administrator’s performance under this Agreement and who have been advised of the terms of this Section 8.3.

8.3.2. Administrator will, and will cause its agents, employees and representatives to (i) keep Confidential Information confidential; (ii) use Confidential Information only as necessary to carry out the terms and conditions of this Agreement; and (iii) not disclose such information to others without the prior written consent of the Company, except as may be required by law. Administrator agrees to advise any of its agents, employees and representatives to whom Confidential Information has been disclosed of the obligation to maintain the confidentiality of the Confidential Information pursuant to this Agreement and shall require such agents, employees and representatives to abide by the confidentiality requirements of this Agreement.

8.3.3. In the event that Administrator or anyone to whom Administrator discloses Confidential Information as permitted by this Agreement becomes legally compelled to disclose any Confidential Information, Administrator will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Administrator shall use best efforts to cooperate with the Company so that the Company may take legally available steps to resist or narrow any applicable request, subpoena or court order, and to obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information. In the event that a protective order or other remedy is not obtained or if the Company waives compliance with the provisions of this Agreement, Administrator will disclose only that portion of such Confidential Information as is legally required, and Administrator will exercise best efforts at the Company’s cost to obtain assurance that confidential treatment will be accorded such Confidential Information.

8.3.4. Administrator stipulates, acknowledges and agrees that a breach of its obligations under this Section 8.3 may cause the Company to incur losses which are not readily calculable and/or for which there may be no adequate remedy at law. Accordingly, Administrator agrees that in addition to the legal remedies available to the Company, violations of this Section 8.3 shall be subject to equitable remedies, including injunctive relief to restrain or enjoin such violations.

8.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without reference to Pennsylvania’s choice of law rules.

8.5. Severability. If any provision of this Agreement is held or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized representatives as of the date first above written.

ERIE FAMILY LIFE INSURANCE        ERIE INDEMNITY COMPANY
COMPANY

By: /s/ Marcia A. Dall                    By: /s/ Terrence W. Cavanaugh
Marcia A. Dall                        Terrence W. Cavanaugh
Executive Vice President                President and Chief Executive Officer